PROSPECTUS SUPPLEMENT                                       FILED PURSUANT TO RULE 424(B)(3)
(TO PROSPECTUS DATED SEPTEMBER 14, 2000)                          REGISTRATION NO. 333-44272

                        WEATHERFORD INTERNATIONAL, INC.

                                  $910,000,000
               ZERO COUPON CONVERTIBLE SENIOR DEBENTURES DUE 2020

                        9,097,270 SHARES OF COMMON STOCK

     This document supplements the prospectus dated September 14, 2000, relating to the debentures and the shares of common stock issuable upon conversion or repurchase of the debentures. This prospectus supplement is incorporated by reference into the prospectus. The information in this prospectus supplement replaces and supersedes the information set forth under the heading "Selling Security Holders" in the prospectus dated September 14, 2000. This prospectus supplement replaces and supercedes all prior prospectus supplements.

     Our common stock is listed on the New York Stock Exchange under the symbol "WFT." On March 13, 2001, the last reported sales price for our common stock on the New York Stock Exchange was $55.15 per share.

                             ---------------------

     WE URGE YOU TO CAREFULLY READ THE "FORWARD-LOOKING STATEMENTS" SECTION BEGINNING ON PAGE 4 AND THE "RISK FACTORS" SECTION BEGINNING ON PAGE 7 OF THE PROSPECTUS TOGETHER WITH THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS BEFORE YOU MAKE YOUR INVESTMENT DECISION.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

           The date of this Prospectus Supplement is March 14, 2001.

                            SELLING SECURITY HOLDERS

     We originally sold the debentures to Morgan Stanley & Co. Incorporated on June 30, 2000 in a private placement. Morgan Stanley has advised us that it resold the debentures in transactions exempt from the registration requirements of the Securities Act of 1933 to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) in compliance with Rule 144A. These subsequent purchasers (and their respective donees and transferees for no consideration) may from time to time offer and sell any or all of the debentures or the common stock issuable on conversion of the debentures pursuant to this prospectus.

     The debentures and the common stock to be offered and sold using this prospectus are being registered pursuant to a registration rights agreement between us and Morgan Stanley. In that agreement, we undertook to file a registration statement with regard to the debentures and common stock and, subject to certain exceptions, to keep that registration statement effective for up to two years. The registration statement to which this prospectus relates is intended to satisfy our obligations under that agreement.

     The selling security holders named below have advised us that they currently intend to sell the debentures and common stock set forth below pursuant to this prospectus. Additional selling security holders may choose to sell debentures and common stock from time to time upon notice to us. See "Plan of Distribution".

     Before a security holder may use this prospectus in connection with an offering of securities, this prospectus will be supplemented to include the name and amount of debentures and common stock beneficially owned by the selling security holder and the amount of debentures and common stock to be offered. Any prospectus supplement will also disclose whether any selling security holder selling in connection with that prospectus supplement has held any position, office or other material relationship with us or any of our predecessors or affiliates during the three years prior to the date of the prospectus supplement.

     The following table is based solely on information provided by the selling security holders. This information represents the most current information provided to us by security holders. Some security holders may have reduced or increased their positions in the debentures from the amounts shown below and not yet informed us of the change. In that case, the amounts shown below may total more or less than $910,000,000. To the extent the total of the amounts of debentures beneficially owned shown below is less than $910,00,000, the shortfall represents amounts beneficially owned but not yet reported to us. To the extent such total exceeds $910,000,000, such total includes duplicative amounts. In no case will more than $910,000,000 aggregate principal amount at maturity of debentures be sold using this prospectus and all supplements to this prospectus.

                                                                                       NUMBER OF
                                                                                       SHARES OF      NUMBER OF
                                        AMOUNT OF     PERCENTAGE OF                      COMMON       SHARES OF
                                        DEBENTURES     DEBENTURES       AMOUNT OF        STOCK         COMMON
                                       BENEFICIALLY   BENEFICIALLY    DEBENTURES TO   BENEFICIALLY   STOCK TO BE
SELLING SECURITY HOLDER                   OWNED           OWNED        BE SOLD (1)     OWNED (2)       SOLD(1)
-----------------------                ------------   -------------   -------------   ------------   -----------
Allstate Life Insurance Company......  $  8,500,000          *        $  8,500,000       385,974         84,974
Arbitex Master Fund, L.P.............     5,000,000          *           5,000,000        49,985         49,985
Aristeia International, Ltd..........    11,160,000        1.2%         11,160,000       111,566        111,566
Aristeia Trading L.P.................     6,840,000          *           6,840,000        68,379         68,379
Banc of America Securities LLC.......    25,000,000        2.7          25,000,000       249,925        249,925
Bankers Trust Company, Trustee for
  Daimler Chrysler Corp. Emp. #1
  Pension Plan Dtd. 4/1/89...........     5,555,000          *           5,555,000        55,533         55,533
BBT Fund, L.P........................     2,000,000          *           2,000,000        19,994         19,994
Bear, Stearns & Co., Inc. ...........    24,500,000        2.7          24,500,000       244,926        244,926
Black Diamond Offshore, Ltd..........     6,651,000          *           6,651,000        66,490         66,490
CFFX, LLC............................     7,000,000          *           7,000,000        69,979         69,979
Chrysler Corporation Master
  Retirement Trust...................     4,010,000          *           4,010,000        40,087         40,087

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

                                                                                       NUMBER OF
                                                                                       SHARES OF      NUMBER OF
                                        AMOUNT OF     PERCENTAGE OF                      COMMON       SHARES OF
                                        DEBENTURES     DEBENTURES       AMOUNT OF        STOCK         COMMON
                                       BENEFICIALLY   BENEFICIALLY    DEBENTURES TO   BENEFICIALLY   STOCK TO BE
SELLING SECURITY HOLDER                   OWNED           OWNED        BE SOLD (1)     OWNED (2)       SOLD(1)
-----------------------                ------------   -------------   -------------   ------------   -----------
Clinton Riverside Convertible
  Portfolio Limited..................     5,000,000          *           5,000,000        49,985         49,985
Conseco Annuity Assurance Company
  Multi-Bucket Annuity Convertible
  Bond Fund..........................     5,000,000          *           5,000,000        49,985         49,985
Conseco Fund Group Convertible
  Securities Fund....................     2,000,000          *           2,000,000        19,994         19,994
Conseco Health Insurance Company
  Convertible........................       500,000          *             500,000         4,998          4,998
Conseco Senior Health Insurance
  Company Convertible................       500,000          *             500,000         4,998          4,998
Deephaven Domestic Convertible
  Trading Ltd........................    21,000,000        2.3          21,000,000       209,937        209,937
Deeprock & Co........................     5,000,000          *           5,000,000        49,985         49,985
Delta Air Lines Master Trust (c/o
  Oaktree Capital Management, LLC)...     1,830,000          *           1,830,000        18,294         18,294
Deutsche Bank Securities, Inc.(3)....   116,175,000       12.8         116,175,000     1,161,401      1,161,401
Double Black Diamond Offshore, LDC...    27,065,000        3.0          27,065,000       270,568        270,568
Forest Alternative Strategies Fund II
  LP A5M.............................       780,000          *             780,000         7,797          7,797
Forest Convertible Fund..............       560,000          *             560,000         5,598          5,598
Forest Fulcrum Fund LP...............     1,180,000          *           1,180,000        11,796         11,796
Forest Global Convertible Fund(3)....    31,950,000        3.5          31,950,000       319,404        319,404
Forest Performance Fund LP...........       780,000          *             780,000         7,797          7,797
Franklin and Marshall College........       375,000          *             375,000         3,748          3,748
Gaia Offshore Master Fund Ltd........    10,000,000        1.1          10,000,000        99,970         99,970
Goldman Sachs and Company............     6,500,000          *           6,500,000        64,980         64,980
Granville Capital Corporation........    25,000,000        2.7          25,000,000       249,925        249,925
Highbridge International LLC(4)......    57,000,000        6.3          57,000,000       569,829        569,829
Jersey (IMA) Ltd.....................     1,800,000          *           1,800,000        17,994         17,994
J.P. Morgan Securities, Inc..........    13,000,000        1.4          13,000,000       129,961        129,961
KBC Financial Products...............     7,000,000          *           7,000,000        69,979         69,979
Kentfield Trading, Ltd...............     7,125,000          *           7,125,000        71,228         71,228
Libertyview Funds L.P................     8,000,000          *           8,000,000        79,976         79,976
LLT Limited..........................     4,870,000          *           4,870,000        48,685         48,685
Lutheran Brotherhood.................     7,000,000          *           7,000,000       102,819         69,979
Lydian Overseas Partners-Master
  Fund(5)............................    45,500,000        5.0          45,500,000       454,863        454,863
Lyxer Master Fund....................    34,800,000        3.8          34,800,000       347,895        347,895
McMahan Securities Co. L.P...........     2,000,000          *           2,000,000        19,994         19,994
Merrill, Lynch, Pierce, Fenner and
  Smith, Inc.........................    18,500,000        2.0          18,500,000       184,944        184,944
Morgan Stanley & Co.
  Incorporated.......................    26,000,000        2.9          26,000,000       283,906        259,922
Morgan Stanley Dean Witter
  Convertible Securities Trust.......     5,000,000          *           5,000,000        49,985         49,985
Motion Picture Industry Health
  Plan -- Active Member Fund.........       590,000          *             590,000         5,898          5,898
Motion Picture Industry Health
  Plan -- Retiree Member Fund........       290,000          *             290,000         2,899          2,899
Nicholas Applegate Capital Management
  Investment Grade Convertible.......        22,000          *              22,000           219            219
OCM Convertible Trust................     1,695,000          *           1,695,000        16,944         16,944
Partner Reinsurance Company Ltd......       985,000          *             985,000         9,847          9,847

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

                                                                                       NUMBER OF
                                                                                       SHARES OF      NUMBER OF
                                        AMOUNT OF     PERCENTAGE OF                      COMMON       SHARES OF
                                        DEBENTURES     DEBENTURES       AMOUNT OF        STOCK         COMMON
                                       BENEFICIALLY   BENEFICIALLY    DEBENTURES TO   BENEFICIALLY   STOCK TO BE
SELLING SECURITY HOLDER                   OWNED           OWNED        BE SOLD (1)     OWNED (2)       SOLD(1)
-----------------------                ------------   -------------   -------------   ------------   -----------
Penn Treaty Network America Insurance
  Company............................       450,000          *             450,000         4,498          4,498
Peoples Benefit Life Insurance
  Company............................     5,000,000          *           5,000,000        49,985         49,985
Peoples Benefit Life Insurance
  Company (Teamsters Separate
  Account)...........................    20,000,000        2.2          20,000,000       199,940        199,940
RBC Capital Services Inc. ...........       623,000          *             623,000         6,228          6,228
Retail Clerks Pension Trust..........     5,000,000          *           5,000,000        49,985         49,985
Royal Bank of Canada.................     6,000,000          *           6,000,000        59,982         59,982
Sagamore Hill Hubb Fund LTD..........    15,000,000        1.6          15,000,000       149,955        149,955
SG Cowan Securities Corp.............     5,000,000          *           5,000,000        49,985         49,985
Spear, Leeds & Kellogg...............     4,000,000          *           4,000,000        39,988         39,988
St. Albans Partners Ltd..............    10,000,000        1.1          10,000,000        99,970         99,970
St. Thomas Trading, Ltd..............       375,000          *             375,000         3,748          3,748
State Employees' Retirement Fund of
  the State of Delaware..............     2,030,000          *           2,030,000        20,293         20,293
State of Connecticut Combined
  Investment Funds...................     4,495,000          *           4,495,000        44,936         44,936
State Street Bank, Custodian for GE
  Pension Trust......................     2,745,000          *           2,745,000        27,441         27,441
Structured Enhanced Trust Securities
  No. 2000-12(6).....................   109,000,000         12         109,000,000     1,089,673      1,089,673
Sylvan IMA Ltd.......................    12,530,000        1.4          12,530,000       125,262        125,262
Teachers Insurance and Annuity
  Association........................    11,000,000        1.2          11,000,000       109,967        109,967
UBS O'Connor LLC F/b/o UBS Global
  Equity Arbitrage Master
  Limited(7).........................    75,000,000        8.2          75,000,000       749,775        749,775
UBS Warburg LLC(8)...................    66,500,000        7.3          66,500,000       664,800        664,800
Vanguard Convertible Securities
  Fund, Inc..........................     6,075,000          *           6,075,000        60,731         60,731
White River Securities L.L.C.........    24,500,000        2.7          24,500,000       244,926        244,926
Wilmington Trust Company, as Owner
  and Trustee for the Forrestal
  Funding Master Trust...............    10,000,000        1.1          10,000,000        99,970         99,970
Worldwide Transactions, Ltd..........     1,284,000          *           1,284,000        12,836         12,836
Zurich HRF Master Hedge Fund.........       280,000          *             280,000         2,799          2,799

---------------

  * Less than 1%

(1) Because a selling security holder may sell all or a portion of the debentures and common stock pursuant to this prospectus, no estimate can be given as to the number or percentage of debentures and common stock that the selling security holder will hold upon termination of any sales.

(2) Includes shares of common stock issuable upon conversion of the debentures. None of the selling security holders beneficially owns one percent or more of the common stock, except that Deutsche Bank Securities, Inc. beneficially owns 1.1% of the common stock, and Structured Enhanced Trust Securities No. 2000-12 beneficially owns 1.0% of the common stock.

(3) The address of Deutsche Bank Securities is 1251 Avenue of the Americas, 26th Floor, New York, New York 10020.

(4) The address of Highbridge International LLC is 767 5(th) Ave, 23(rd) Floor, New York, New York 10153.

(5) The address of Lydian Overseas Partners-Master Fund is c/o Lydian Asset Management L.P., 101 East 52nd Street, 36th Floor, New York, New York 10022.

(6) The address of Structured Enhanced Trust Securities No. 2000-12 is c/o The Chase Manhattan Bank, 600 Travis, 50th Floor, Houston, Texas 77002.

(7) The address of UBS O'Connor LLC F/b/o UBS Global Equity Arbitrage Master Limited is 141 Jackson Blvd, Chicago, Illinois 60604.

(8) The address of UBS Warburg LLC is 677 Washington Blvd., 9-N, Stamford, CT 06901.

     None of the selling security holders named above has, within the past three years, held any position, office or other material relationship with us or any of our predecessors or affiliates, except as noted above.

                                       S-3